SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                _________________

                                  SCHEDULE 13G
                                 (Rule 13d-102)

         INFORMATION TO BE INCLUDED IN THE STATEMENTS FILED PURSUANT TO
            RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)


                           First Avenue Networks, Inc.
                           ---------------------------
                                (Name of Issuer)

                                  Common Stock
                         ------------------------------
                         (Title of Class of Securities)

                                    31865X106
                                 --------------
                                 (CUSIP Number)

                                February 14, 2003
              -----------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


 Check the appropriate box to designate the rule pursuant to which this
 Schedule is filed:

     [   ]  Rule 13d-1(b)
     [ X ]  Rule 13d-1(c) (Rule 13d-2(b))
     [   ]  Rule 13d-1(d)


The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  31865X106                  13G

-------------------------------------------------------------------------------
        1           NAME OF REPORTING PERSON               Aspen Partners
                    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
-------------------------------------------------------------------------------
        2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                    [ ] (a)
                    [x] (b)
-------------------------------------------------------------------------------
        3           SEC USE ONLY
-------------------------------------------------------------------------------
        4           CITIZENSHIP OR PLACE OF ORGANIZATION
                    Delaware
-------------------------------------------------------------------------------
                          5          SOLE VOTING POWER
                                     0
     NUMBER OF      -----------------------------------------------------------
      SHARES              6          SHARED VOTING POWER
   BENEFICIALLY                      2,326,996
     OWNED BY       -----------------------------------------------------------
       EACH               7          SOLE DISPOSITIVE POWER
     REPORTING                       0
      PERSON        -----------------------------------------------------------
       WITH               8          SHARED DISPOSITIVE POWER
                                     2,326,996
-------------------------------------------------------------------------------
        9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                    2,326,996
-------------------------------------------------------------------------------
        10          CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                    SHARES [  ]
-------------------------------------------------------------------------------
        11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)  11.6%
-------------------------------------------------------------------------------
        12          TYPE OF REPORTING PERSON
                    PN
-------------------------------------------------------------------------------

CUSIP No.  31865X106                    13G

-------------------------------------------------------------------------------
        1           NAME OF REPORTING PERSON             Aspen Capital LLC
                    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
-------------------------------------------------------------------------------
        2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                    [ ] (a)
                    [x] (b)
-------------------------------------------------------------------------------
        3           SEC USE ONLY
-------------------------------------------------------------------------------
        4           CITIZENSHIP OR PLACE OF ORGANIZATION
                    Delaware
-------------------------------------------------------------------------------
                          5          SOLE VOTING POWER
                                     0
     NUMBER OF      -----------------------------------------------------------
      SHARES              6          SHARED VOTING POWER
   BENEFICIALLY                      2,326,996
     OWNED BY       -----------------------------------------------------------
       EACH               7          SOLE DISPOSITIVE POWER
     REPORTING                       0
      PERSON        -----------------------------------------------------------
       WITH               8          SHARED DISPOSITIVE POWER
                                     2,326,996
-------------------------------------------------------------------------------
        9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                    2,326,996
-------------------------------------------------------------------------------
        10          CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                    SHARES [  ]
-------------------------------------------------------------------------------
        11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)  11.6%
-------------------------------------------------------------------------------
        12          TYPE OF REPORTING PERSON
                    00
-------------------------------------------------------------------------------

CUSIP No. 31865X106                 13G

-------------------------------------------------------------------------------
        1           NAME OF REPORTING PERSON           Aspen Advisors LLC
                    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
-------------------------------------------------------------------------------
        2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                    [ ] (a)
                    [x] (b)
-------------------------------------------------------------------------------
        3           SEC USE ONLY
-------------------------------------------------------------------------------
        4           CITIZENSHIP OR PLACE OF ORGANIZATION
                    Delaware
-------------------------------------------------------------------------------
                          5       SOLE VOTING POWER
                                  0
      NUMBER OF     -----------------------------------------------------------
       SHARES             6       SHARED VOTING POWER
    BENEFICIALLY                  2,864,812
      OWNED BY      -----------------------------------------------------------
        EACH              7       SOLE DISPOSITIVE POWER
      REPORTING                   0
       PERSON       -----------------------------------------------------------
        WITH              8       SHARED DISPOSITIVE POWER
                                  2,864,812
-------------------------------------------------------------------------------
        9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                    2,864,812
-------------------------------------------------------------------------------
        10          CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                    SHARES [  ]
-------------------------------------------------------------------------------
        11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)  14.3%
-------------------------------------------------------------------------------
        12          TYPE OF REPORTING PERSON
                    00
-------------------------------------------------------------------------------

CUSIP No.  31865X106                13G

-------------------------------------------------------------------------------
        1           NAME OF REPORTING PERSON                 Nikos Hecht
                    I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
-------------------------------------------------------------------------------
        2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                    [ ] (a)
                    [x] (b)
-------------------------------------------------------------------------------
        3           SEC USE ONLY
-------------------------------------------------------------------------------
        4           CITIZENSHIP OR PLACE OF ORGANIZATION
                    U.S. Citizen
-------------------------------------------------------------------------------
                          5       SOLE VOTING POWER
                                  0
      NUMBER OF     -----------------------------------------------------------
       SHARES             6       SHARED VOTING POWER
    BENEFICIALLY                  2,864,812
      OWNED BY      -----------------------------------------------------------
        EACH              7       SOLE DISPOSITIVE POWER
      REPORTING                   0
       PERSON       -----------------------------------------------------------
        WITH              8       SHARED DISPOSITIVE POWER
                                  2,864,812
-------------------------------------------------------------------------------
        9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                    2,864,812
-------------------------------------------------------------------------------
        10          CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                    SHARES [  ]
-------------------------------------------------------------------------------
        11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)  14.3%
-------------------------------------------------------------------------------
        12          TYPE OF REPORTING PERSON
                    IN
-------------------------------------------------------------------------------

Item 1(a).          Name of Issuer.

                    First Avenue Networks, Inc.

Item 1(b).          Address of Issuer's Principal Executive Offices.

                    230 Court Square, Suite 202, Charlottesville, VA  22902

Item 2(a).          Name of Person Filing.

                    1. Aspen Partners, a series of Aspen Capital Partners, L.P. (the "Partnership")

                    2. Aspen Capital LLC, its General Partner (the "General Partner")

                    3. Aspen Advisors LLC, investment adviser to Aspen Partners & others, including two managed accounts holding securities of the issuer (the "Adviser")

                    4. Nikos Hecht, Managing Member of the General Partner and the Adviser

Item 2(b).          Address of Principal Business Office or, if None, Residence.
                    c/o Aspen Advisors LLC
                    152 W. 57th Street, 46th Floor, New York, NY 10019

Item 2(c).          Citizenship.

                    The Partnership, General Partner and Adviser: Delaware Nikos Hecht: U.S. citizen

Item 2(d).          Title of Class of Securities.

                    Common Stock

Item 2(e).          CUSIP Number.

                    31865X106

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

                    (a) [ ] Broker or dealer registered under Section 15 of the Exchange Act.

                    (b) [ ] Bank as defined in Section 3(a)(6) of the Exchange Act.

                    (c) [ ] Insurance company as defined in section 3(a)(19) of the Exchange Act.

                    (d) [ ] Investment company registered under Section 8 of the Investment Company Act.

                    (e) [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E).

                    (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).

                    (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).

                    (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.

                    (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.

Item 4.             Ownership.

                    The Partnership directly owns 2,326,996 shares of the common stock of the Issuer (the "Common Stock"). The General Partner is deemed to beneficially own 2,326,996 shares of the Common Stock. The Adviser and Nikos Hecht are each deemed to beneficially own 2,864,812 shares of the Common Stock. There are 20,000,000 shares of the Issuer's Common Stock outstanding. Thus, the Partnership's ownership percentage of the Common Stock is 11.63%. The General Partner is deemed to own an 11.63% interest, and the Adviser and Nikos Hecht are each deemed to own a 14.32% interest in the Common Stock. The Partnership, the General Partner, the Adviser and Nikos Hecht each share the power to vote and the power to dispose of 2,326,996 shares of the common stock of the Issuer directly held by the Partnership. The Adviser and Nikos Hecht each share the power to vote and the power to dispose of an additional 537,816 shares. Thus the Advisor and Nikos Hecht share the power to vote and the power to dispose of 2,864,812 shares of Common Stock.

Item 5.             Ownership of Five Percent or Less of a Class.

                    Not applicable.

Item 6.             Ownership of More than Five Percent on Behalf of Another
                    Person.

                    The Adviser manages investments for several institutional investors and private investment funds, none of whom beneficially owns more than 5% of the Common Stock, except Aspen Partners.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                    Not applicable.

Item 8.             Identification and Classification of Members of the Group.

                    Not applicable.

Item 9.             Notice of Dissolution of Group.

                    Not applicable.

Item 10.            Certification.

                    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  February 14, 2003

                                      ASPEN PARTNERS, a series of
                                      Aspen Capital Partners, L.P.
                                      By: Aspen Capital LLC, General Partner


                                      By:  /s/ Nikos Hecht
                                         --------------------------------------
                                           Nikos Hecht
                                           Title:  Managing Member


                                      ASPEN CAPITAL LLC


                                      By:  /s/ Nikos Hecht
                                         --------------------------------------
                                           Nikos Hecht
                                           Title:  Managing Member



                                      ASPEN ADVISORS LLC


                                      By:  /s/ Nikos Hecht
                                         --------------------------------------
                                           Nikos Hecht
                                           Title:  Managing Member

                                      NIKOS HECHT


                                      By:  /s/ Nikos Hecht
                                         --------------------------------------
                                           Nikos Hecht